Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2010, in the Registration Statement (Form S-1 to be filed with the Securities and Exchange Commission on July 26, 2010) and related Prospectus of Cooper-Standard Holdings, Inc. dated July 26, 2010.

/s/ Ernst & Young

Detroit, MI

July 22, 2010